Exhibit 99.2

CONTACT:          CINDY McHUGH
                  (312) 466-3779


                                                          FOR IMMEDIATE RELEASE
                                                          JULY 15, 1997



                     CAPITAL TRUST ANNOUNCES CMBS INVESTMENT

                     Begins Implementation of Business Plan

     NEW YORK, NY JULY 15, 1997 -- Capital Trust ("NYSE, PSE: CT) announced today that it made an investment in junior subordinated commercial mortgage backed securities (CMBS). The company purchased the $99.6 million of face amount Class B Owner Trust certificates from Credit Suisse First Boston, representing a subordinate interest in a pool of 20 commercial and mutifamily loans with an aggregate principal balance of $413 million. The short-term commercial loans are secured directly or indirectly by properties located throughout the United States.

     The transaction required a total equity investment of approximately $12.3 million, with the remaining portion provided through financing.

     "We are pleased to announce our first transaction at Capital Trust. It is one example of the type of investments that we are seeking to make as we implement our business plan," said John R. Klopp, Vice Chairman and Chief Executive Officer, Capital Trust. "We believe that transactions such as this, when carefully underwritten, structured and monitored, will provide attractive 'equity like' returns with significantly less risk than direct equity ownership."

     In addition, a subsidiary of the Company, has been appointed Special Servicer for the $413 million issue.



612701.1

     Capital Trust is a real estate finance company headquartered in New York with offices in Chicago and San Francisco.



612701.1